Report of Independent Registered Public Accounting Firm




To the Shareholders and Board of Trustees of the Pacific Capital Funds of Cash Assets Trust:

We consent to the incorporation by reference, in this statement of Additional Information, of our report dated May 18, 2004, on the statement of assets and liabilities for the Pacific Capital Funds of Cash Assets Trust (the "Trust") (comprised of Pacific Capital Cash Assets Trust, Pacific Capital Tax-Free Cash Assets Trust, and Pacific Capital U.S. Government Securities Cash Assets Trust) (the "Funds"), as of March 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five- year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Prospectuses and "Financial Statements," and "Transfer Agent, Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.




                                                  KPMG LLP

New York, New York
July 29, 2004